Exhibit 99.1

NEWS RELEASE

For Immediate Distribution	Contact:	Timothy McKenna
investorrelations@rocksp.com
Phone: 609-734-6430

Rockwood Reports Solid Second-Quarter 2006 Growth

Princeton, New Jersey; August 14, 2006 — Rockwood Holdings, Inc. (NYSE: ROC), a global producer of specialty chemicals and advanced materials, today announced results for the second quarter and six month period ended June 30, 2006 as follows:

•      Net sales were $855.8 million for the second quarter of 2006, up 4.7% compared to $817.4 million for the same period in the prior year. Year to date net sales were $1,668.4 million in 2006, up 5.1% compared to $1,587.1 million for the same period in the prior year.

•      Adjusted EBITDA was $166.2 million for the second quarter of 2006, up 3.6% compared to $160.5 million for the same period in the prior year. Year to date Adjusted EBITDA was $314.9 million in 2006, up 7.2% compared to $293.7 million for the same period in the prior year.

•      Net income for the second quarter of 2006 was $37.1 million, including income of $4.1 million related to net non-recurring and other special items. This compares to net income of $88.6 million in the second quarter of 2005, which included income of $59.9 million related to net non-recurring and other special items. Net income for the six month period ended June 30, 2006 was $77.1 million, including income of $14.6 million related to net non-recurring and other special items. This compares to net income of $126.9 million in the same period in the prior year, which included income of $93.8 million related to net non-recurring and other special items.

•      Diluted earnings per share were $0.49 in the second quarter of 2006 compared to diluted earnings per share of $1.68 in the same period in the prior year. Diluted earnings per share were $1.03 for the six month period ended June 30, 2006 compared to diluted earnings per share of $2.41 in the same period in the prior year. The calculation of diluted earnings per share in the three and six month periods ended June 30, 2005 did not include the additional shares of common stock that were issued as a result of our initial public offering (“IPO”) that was completed on August 22, 2005.

•      For the second quarter of 2006, foreign currency changes did not have a material impact on results. For the six month period ended June 30, 2006, net sales were up 8.1% and Adjusted EBITDA was up 10.5% excluding the negative impact of foreign currency changes.

Commenting on the quarter, Seifi Ghasemi, Chairman and Chief Executive Officer, said “Rockwood posted excellent second quarter 2006 results compared to a very strong second quarter last year. Strong demand across most businesses drove an overall net sales increase of nearly 5.0%. Volume and selling price increases enabled us to improve Adjusted EBITDA by 3.6%, despite some significant increases in copper and some other raw material costs. We also continue to benefit from our restructuring efforts in Electronics and Groupe Novasep.”

Segment Results

Specialty Chemicals

Net sales increased 5.6% and Adjusted EBITDA increased 2.6% in the second quarter of 2006 compared to the same period in the prior year. In the Surface Treatment business, volume increases in aerospace, general industrial and steel applications as well as higher selling prices had a favorable impact on net sales and Adjusted EBITDA. The increase in Adjusted EBITDA was partially offset by higher raw material costs primarily related to zinc and phosphoric acid. In the Fine Chemicals business, higher selling prices for lithium salts and increased volumes of lithium compounds sold to the pharmaceuticals market had a favorable impact on net sales and Adjusted EBITDA. Net sales and Adjusted EBITDA were negatively impacted by lower volumes of lithium carbonate related to unfavorable weather conditions at our lithium ponds in Chile. In addition, Adjusted EBITDA in the second quarter of the prior year benefited from a receipt of $1.9 million related to a customer contract termination.

Performance Additives

Net sales increased 11.9% while Adjusted EBITDA decreased 9.3% in the second quarter of 2006 compared to the same period in the prior year. Higher volumes drove increased net sales in the Clay-based Additives and Water Treatment Chemicals businesses. Clay-based Additives benefited from increased sales of coatings and inks and oilfield applications, as well as increased sales to the carbonless paper and rheological additives markets, primarily as a result of the acquisition of the Süd-Chemie businesses at the end of last year. In Water Treatment Chemicals, volumes were higher primarily from increased net sales of pool and spa chemical products. Despite the increased net sales in the Performance Additives segment, Adjusted EBITDA was negatively affected by record high prices for copper used in Timber Treatment Chemicals.

Titanium Dioxide Pigments

Net sales increased 1.6% while Adjusted EBITDA decreased 1.4% in the second quarter of 2006 compared to the same period in the prior year. The increase in net sales resulted from increased volumes of titanium dioxide products in both anatase and rutile grade, higher selling prices for titanium dioxide products in rutile grade, as well as volume increases in our functional additives products. Adjusted EBITDA was negatively impacted by higher zinc, slag and energy costs.

Advanced Ceramics

Net sales increased 1.7% and Adjusted EBITDA increased 6.2% in the second quarter of 2006 compared to the same period in the prior year. Results improved due to productivity improvements as well as increased volumes in mechanical systems, mechanical applications and electronic applications. This increase was partially offset by selling price declines primarily in Piezo and electronic applications and higher energy costs.

Groupe Novasep

Net sales decreased 11.3% while Adjusted EBITDA increased 54.7% in the second quarter of 2006 compared to the same period in the prior year. The net sales decline was primarily due to the sale of Rohner AG in March 2006. Lower net sales were partially offset by higher volumes of Tamiflu applications. Adjusted EBITDA benefited from the disposal of Rohner and increased sales of Tamiflu applications.

Specialty Compounds

Net sales increased 6.4% and Adjusted EBITDA increased 16.2% in the second quarter of 2006 compared to the same period in the prior year. Results improved due to higher selling prices and a favorable product mix, partially offset by higher raw material costs related to polyvinyl chloride (PVC) resin and ammonium octamolybdate (AOM) cost increases.

Electronics

Net sales increased 14.9% and Adjusted EBITDA increased 38.6% in the second quarter of 2006 compared to the same period in the prior year. Results were up due to increased volumes to the printed circuit board and semiconductor markets. In addition, Adjusted EBITDA benefited from previously announced restructurings in the Wafer Reclaim business.

Other income (expense)

Interest expense, net.  For the second quarter of 2006, interest expense, net, decreased $17.1 million. The second quarter of 2006 and 2005 included a gain of $4.6 million and a loss of $1.4 million, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross-currency hedging instruments, as well as $2.4 million and $2.7 million, respectively, of amortization expense related to deferred financing costs. The remaining decrease of $10.8 million was primarily due to lower interest expense related to debt repaid from the IPO proceeds.

Foreign exchange gain, net.  In the second quarter of 2006, we had foreign exchange gains of $5.5 million compared to foreign exchange gains of $66.8 million recorded in the second quarter of 2005. In the prior year, the foreign exchange gains reflected the non-cash currency impact on our euro-denominated debt on our U.S. and U.K. subsidiaries balance sheets due to the weaker euro as of June 30, 2005 versus March 31, 2005. In October 2005, we designated the majority of this debt as a net investment hedge whereby foreign exchange gains and losses are now recorded in accumulated other comprehensive income within stockholders’ equity for the portion of the hedge that remains effective.

Income tax provision

The effective tax rate was 39.7% in the second quarter of 2006 compared to an effective tax rate of 16.1% in the same period in the prior year. The effective tax rate in the second quarter of 2005 was favorably impacted by the reversal of $23.4 million of valuation allowances related to U.S. federal income generated. The effective tax rate in both periods was impacted by valuation allowances in certain other jurisdictions as well as the impact of foreign tax rate differentials.

Net income and earnings per share

Net income in the second quarter of 2006 was $37.1 million compared to net income of $88.6 million in the second quarter of 2005. Net income in the second quarter of 2006 included income of $4.1 million related to net non-recurring and other special items. Included in net income in the second quarter of 2006 are foreign exchange gains on non-operating transactions of $5.5 million, or $3.7 million after tax or $0.05 per share and mark-to-market valuation gains on our interest rate and cross-currency hedging instruments of $4.6 million, or $2.6 million after tax or $0.03 per share; partially offset by other net non-recurring charges of $3.3 million, or $2.2 million after tax or $(0.03) per share. Net income in the second quarter of 2005 included income of $59.9 million related to net non-recurring and other special items, including foreign exchange gains on euro-denominated debt of $41.2 million after tax and the reversal of valuation allowances of $23.4 million on U.S. deferred tax assets.

Basic earnings per share were $0.50 per share and $1.74 per share for the three months ended June 30, 2006 and 2005, respectively. Diluted earnings per share were $0.49 per share and $1.68 per share for the three months ended June 30, 2006 and 2005, respectively. The calculation of earnings per share in the three month period ended June 30, 2005 did not include the additional shares of common stock that were issued as a result of our IPO.

Year to date 2006 net income was $77.1 million compared to year to date 2005 net income of $126.9 million. Year to date 2006 net income included income of $14.6 million related to net non-recurring and other special items. Included in net income in the six months ended June 30, 2006 is the pre-tax loss on sale of Rohner AG of $12.1 million (net income of $7.6 million or $0.10 per share after including the favorable tax treatment on the sale and net of minority interest expense). In addition, net income included mark-to-market valuation gains on our interest rate and cross-currency hedging instruments of $15.5 million, or $9.4 million after tax or $0.12 per share, partially offset by restructuring and related charges of $2.2 million, or $1.5 million after tax or $(0.02) per share and net other non-recurring charges of $1.1 million, or $0.9 million after tax or $(0.01) per share. Net income in the six months ended June 30, 2005 included income of $93.8 million related to net non-recurring and other special items, including foreign exchange gains on euro-denominated debt of $70.3 million after tax and the reversal of valuation allowances of $28.3 million on U.S. deferred tax assets.

Basic earnings per share were $1.04 per share and $2.48 per share for the six months ended June 30, 2006 and 2005, respectively. Diluted earnings per share were $1.03 per share and $2.41 per share for the six months ended June 30, 2006 and 2005, respectively. The calculation of earnings per share in the six month period ended June 30, 2005 did not include the additional shares of common stock that were issued as a result of our IPO.

Free Cash Flow

Our free cash flow was $25.4 million in the six months ended June 30, 2006. This amount consists of cash provided by operating activities of $105.5 million plus non-recurring cash payments of $7.5 million and proceeds on the sale of property, plant and equipment of $2.5 million, less capital expenditures of $90.1 million. Net debt, which is total debt less cash and cash equivalents, was $2,839.8 million and $2,741.6 million as of June 30, 2006 and December 31, 2005, respectively.

Conference Call and Webcast

We will host a conference call and webcast to discuss our second quarter 2006 results of operations for the period ended June 30, 2006 on Monday, August 14, 2006 at 2 p.m. Eastern Daylight Time. The dial-in number to access via conference call in the U.S. is (877) 209-0397 and the international dial-in number is (612) 332-1025. No access code is needed for either call. A replay of the conference call will be available through August 21, 2006 at (800) 475-6701 in the U.S., access code: 837247, and internationally at (320) 365-3844, access code: 837247.

A listen only, live webcast of the conference call will be available at www.rocksp.com. Materials for the call, including a PowerPoint file detailing the results, will be available for download on the site on the morning of the call. The webcast and PowerPoint file will be archived on Rockwood’s website.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures”, specifically, a discussion of Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA is not intended to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. All presentations of consolidated Adjusted EBITDA are calculated using the definition set forth in the senior secured credit agreement. Adjusted EBITDA, which is referred to under the senior secured credit agreement as “Consolidated EBITDA,” is defined in the senior secured credit agreement as consolidated earnings (which, as defined in the senior secured credit agreement, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group, Inc. and the Restricted Subsidiaries (as such term is defined in the senior secured credit agreement), excluding extraordinary items) plus certain items including interest expense, depreciation expense, amortization expense, extraordinary losses and non-recurring charges, losses on asset sales, less certain items including extraordinary gains and non-recurring gains, non-cash gains and gains on asset sales. We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options vest (as both such bonuses and options are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with the Company’s debt covenants. We also use Adjusted EBITDA on a segment basis as the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of Adjusted EBITDA to net income (loss) is contained in the press release. We strongly urge you to review the reconciliation information. In addition, the Company discusses sales growth in terms of nominal (actual) and organic (nominal less foreign currency and significant acquisition/divestiture/merger/joint venture impacts). Free cash flow is not intended to be an alternative to cash flows from operating activities as a measure of liquidity. Our presentation of free cash flow is defined as net cash from operating activities excluding non-recurring items, less net cash used in investing activities, excluding acquisitions. These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,800 people and net sales of $3.1 billion in 2005. The company focuses on global niche segments of the specialty chemicals and advanced materials markets, including specialty chemicals, performance additives, titanium dioxide pigments, advanced ceramics, custom synthesis, specialty compounds and electronics. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including the statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2005 Form 10-K dated March 31, 2006 on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Dollars in millions, except per share amounts; shares in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
NET SALES	$855.8	$817.4	$1,668.4	$1,587.1
COST OF PRODUCTS SOLD	586.9	554.4	1,149.8	1,098.5

GROSS PROFIT	268.9	263.0	518.6	488.6

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	162.3	157.5	319.3	307.7
RESTRUCTURING CHARGES, net	1.0	2.9	2.2	5.8

OPERATING INCOME	105.6	102.6	197.1	175.1

OTHER INCOME (EXPENSES)
Interest expense, net	(47.8)	(64.9)	(86.9)	(122.2)
Foreign exchange gain, net	5.5	66.8	2.9	114.0
Loss on sale of business	—	—	(12.1)	—
Other, net	0.2	—	2.4	—
Net	(42.1)	1.9	(93.7)	(8.2)

INCOME BEFORE TAXES AND MINORITY INTEREST	63.5	104.5	103.4	166.9
INCOME TAX PROVISION	25.2	16.8	22.1	41.7

NET INCOME BEFORE MINORITY INTEREST	38.3	87.7	81.3	125.2

MINORITY INTEREST	(1.2)	0.9	(4.2)	1.7

NET INCOME	$37.1	$88.6	$77.1	$126.9

Per share data:
BASIC EARNINGS PER COMMON SHARE	$0.50	$1.74	$1.04	$2.48

DILUTED EARNINGS PER COMMON SHARE	$0.49	$1.68	$1.03	$2.41

Weighted average number of basic shares outstanding	73,781	50,310	73,780	50,310

Weighted average number of diluted shares outstanding	75,111	52,732	75,041	52,657

Rockwood Holdings, Inc. and Subsidiaries

Net Sales and Adjusted EBITDA

Net Sales

	Three Months Ended
	June 30,
($ in millions)	2006	2005	% Change
Specialty Chemicals	$232.0	$219.7	5.6%
Performance Additives	212.8	190.1	11.9%
Titanium Dioxide Pigments	111.0	109.2	1.6%
Advanced Ceramics	98.0	96.4	1.7%
Groupe Novasep	84.3	95.0	-11.3%
Specialty Compounds	66.1	62.1	6.4%
Electronics	51.6	44.9	14.9%
Total	$855.8	$817.4	4.7%

Adjusted EBITDA

	Three Months Ended
	June 30,
($ in millions)	2006	2005	% Change
Specialty Chemicals	$50.7	$49.4	2.6%
Performance Additives	42.8	47.2	-9.3%
Titanium Dioxide Pigments	21.8	22.1	-1.4%
Advanced Ceramics	25.6	24.1	6.2%
Groupe Novasep	19.8	12.8	54.7%
Specialty Compounds	8.6	7.4	16.2%
Electronics	9.7	7.0	38.6%
Corporate	(12.8)	(9.5)	-34.7%
Total	$166.2	$160.5	3.6%

Adjusted EBITDA Margin	19.4%	19.6%

Net Sales

	Six Months Ended
	June 30,
($ in millions)	2006	2005	% Change
Specialty Chemicals	$460.1	$439.7	4.6%
Performance Additives	395.3	349.6	13.1%
Titanium Dioxide Pigments	219.2	213.7	2.6%
Advanced Ceramics	190.7	188.3	1.3%
Groupe Novasep	172.8	187.9	-8.0%
Specialty Compounds	129.3	120.2	7.6%
Electronics	101.0	87.7	15.2%
Total	$1,668.4	$1,587.1	5.1%

Adjusted EBITDA

	Six Months Ended
	June 30,
($ in millions)	2006	2005	% Change
Specialty Chemicals	$102.1	$92.4	10.5%
Performance Additives	76.1	81.4	-6.5%
Titanium Dioxide Pigments	42.7	43.0	-0.7%
Advanced Ceramics	49.2	45.5	8.1%
Groupe Novasep	35.7	23.0	55.2%
Specialty Compounds	15.9	14.7	8.2%
Electronics	18.3	12.8	43.0%
Corporate	(25.1)	(19.1)	-31.4%
Total	$314.9	$293.7	7.2%

Adjusted EBITDA Margin	18.9%	18.5%

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Segment Sales and Adjusted EBITDA

	Three Months Ended
	June 30,		Total	Total
($ in millions)	2006	2005	Change in $	Change in %
Net Sales:
Specialty Chemicals	$232.0	$219.7	$12.3	5.6%
Performance Additives	212.8	190.1	22.7	11.9
Titanium Dioxide Pigments	111.0	109.2	1.8	1.6
Advanced Ceramics	98.0	96.4	1.6	1.7
Groupe Novasep	84.3	95.0	(10.7)	(11.3)
Specialty Compounds	66.1	62.1	4.0	6.4
Electronics	51.6	44.9	6.7	14.9
Total	$855.8	$817.4	$38.4	4.7%

	Foreign
	Exchange	Organic	Organic
($ in millions)	Effect in $	Change in $	Change in %
Net Sales:
Specialty Chemicals	$(0.2)	$12.5	5.7%
Performance Additives	(0.3)	23.0	12.1
Titanium Dioxide Pigments	(0.2)	2.0	1.8
Advanced Ceramics	0.2	1.4	1.5
Groupe Novasep	(0.1)	(10.6)	(11.2)
Specialty Compounds	0.3	3.7	6.0
Electronics	(0.2)	6.9	15.4
Total	$(0.5)	$38.9	4.8%

	Three Months Ended
	June 30,		Total	Total
($ in millions)	2006	2005	Change in $	Change in %
Adjusted EBITDA:
Specialty Chemicals	$50.7	$49.4	$1.3	2.6%
Performance Additives	42.8	47.2	(4.4)	(9.3)
Titanium Dioxide Pigments	21.8	22.1	(0.3)	(1.4)
Advanced Ceramics	25.6	24.1	1.5	6.2
Groupe Novasep	19.8	12.8	7.0	54.7
Specialty Compounds	8.6	7.4	1.2	16.2
Electronics	9.7	7.0	2.7	38.6
Corporate	(12.8)	(9.5)	(3.3)	(34.7)
Total	$166.2	$160.5	$5.7	3.6%

	Foreign
	Exchange	Organic	Organic
($ in millions)	Effect in $	Change in $	Change in %
Adjusted EBITDA:
Specialty Chemicals	$0.1	$1.2	2.4%
Performance Additives	(0.3)	(4.1)	(8.7)
Titanium Dioxide Pigments	(0.1)	(0.2)	(0.9)
Advanced Ceramics	0.1	1.4	5.8
Groupe Novasep	(0.1)	7.1	55.5
Specialty Compounds	—	1.2	16.2
Electronics	—	2.7	38.6
Corporate	0.1	(3.4)	(35.8)
Total	$(0.2)	$5.9	3.7%

	Six Months Ended
	June 30,		Total	Total
($ in millions)	2006	2005	Change in $	Change in %
Net Sales:
Specialty Chemicals	$460.1	$439.7	$20.4	4.6%
Performance Additives	395.3	349.6	45.7	13.1
Titanium Dioxide Pigments	219.2	213.7	5.5	2.6
Advanced Ceramics	190.7	188.3	2.4	1.3
Groupe Novasep	172.8	187.9	(15.1)	(8.0)
Specialty Compounds	129.3	120.2	9.1	7.6
Electronics	101.0	87.7	13.3	15.2
Total	$1,668.4	$1,587.1	$81.3	5.1%

	Foreign
	Exchange	Organic	Organic
($ in millions)	Effect in $	Change in $	Change in %
Net Sales:
Specialty Chemicals	$(14.2)	$34.6	7.9%
Performance Additives	(4.4)	50.1	14.3
Titanium Dioxide Pigments	(10.4)	15.9	7.4
Advanced Ceramics	(7.2)	9.6	5.1
Groupe Novasep	(8.5)	(6.6)	(3.5)
Specialty Compounds	(0.7)	9.8	8.2
Electronics	(2.0)	15.3	17.4
Total	$(47.4)	$128.7	8.1%

	Six Months Ended
	June 30,		Total	Total
($ in millions)	2006	2005	Change in $	Change in %
Adjusted EBITDA:
Specialty Chemicals	$102.1	$92.4	$9.7	10.5%
Performance Additives	76.1	81.4	(5.3)	(6.5)
Titanium Dioxide Pigments	42.7	43.0	(0.3)	(0.7)
Advanced Ceramics	49.2	45.5	3.7	8.1
Groupe Novasep	35.7	23.0	12.7	55.2
Specialty Compounds	15.9	14.7	1.2	8.2
Electronics	18.3	12.8	5.5	43.0
Corporate	(25.1)	(19.1)	(6.0)	(31.4)
Total	$314.9	$293.7	$21.2	7.2%

	Foreign
	Exchange	Organic	Organic
($ in millions)	Effect in $	Change in $	Change in %
Adjusted EBITDA:
Specialty Chemicals	$(3.0)	$12.7	13.7%
Performance Additives	(0.9)	(4.4)	(5.4)
Titanium Dioxide Pigments	(2.0)	1.7	4.0
Advanced Ceramics	(2.0)	5.7	12.5
Groupe Novasep	(1.5)	14.2	61.7
Specialty Compounds	(0.1)	1.3	8.8
Electronics	(0.3)	5.8	45.3
Corporate	0.3	(6.3)	(33.0)
Total	$(9.5)	$30.7	10.5%

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Net Income before Taxes and Minority Interest to Adjusted EBITDA by Segment

			Titanium
	Specialty	Performance	Dioxide	Advanced	Groupe
($ in millions)	Chemicals	Additives	Pigments	Ceramics	Novasep
Three months ended June 30, 2006

Income (loss) before taxes and minority interest	$25.1	$25.8	$5.3	$8.8	$8.9
Interest expense, net	13.2	3.6	7.2	8.1	3.8
Depreciation and amortization	11.7	12.2	9.3	8.2	7.7
Restructuring and related charges	0.3	0.6	—	—	—
CCA litigation defense costs	—	0.2	—	—	—
Systems/organization establishment expenses	0.1	0.4	—	0.3	—
Cancelled acquisition and disposal costs	0.3	—	—	—	—
Inventory write-up reversal	—	—	—	0.1	—
Losses (gains) related to asset sales	—	—	—	0.1	(0.2)
Foreign exchange loss (gain), net	0.3	—	—	—	(0.4)
Other	(0.3)	—	—	—	—
Total Adjusted EBITDA	$50.7	$42.8	$21.8	$25.6	$19.8

	Specialty
($ in millions)	Compounds	Electronics	Corporate	Consolidated
Three months ended June 30, 2006

Income (loss) before taxes and minority interest	$6.3	$5.3	$(22.0)	$63.5
Interest expense, net	—	—	11.9	47.8
Depreciation and amortization	2.3	4.4	1.2	57.0
Restructuring and related charges	—	0.1	—	1.0
CCA litigation defense costs	—	—	—	0.2
Systems/organization establishment expenses	—	—	1.4	2.2
Cancelled acquisition and disposal costs	—	—	—	0.3
Inventory write-up reversal	—	—	—	0.1
Losses (gains) related to asset sales	—	—	—	(0.1)
Foreign exchange loss (gain), net	—	(0.1)	(5.3)	(5.5)
Other	—	—	—	(0.3)
Total Adjusted EBITDA	$8.6	$9.7	$(12.8)	$166.2

			Titanium
	Specialty	Performance	Dioxide	Advanced	Groupe
($ in millions)	Chemicals	Additives	Pigments	Ceramics	Novasep
Three months ended June 30, 2005

Income (loss) before taxes and minority interest	$27.0	$29.9	$4.8	$8.0	$(0.4)
Interest expense, net	9.7	7.1	7.8	8.7	3.3
Depreciation and amortization	12.3	8.2	9.5	7.3	9.1
Restructuring and related charges	0.6	0.8	—	—	—
CCA litigation defense costs	—	1.0	—	—	—
Systems/organization establishment expenses	—	—	—	—	—
Cancelled acquisition and disposal costs	—	0.2	—	—	—
Inventory write-up reversal	—	—	—	—	0.3
Foreign exchange loss (gain), net	(0.3)	0.1	—	0.1	0.3
Other	0.1	(0.1)	—	—	0.2
Total Adjusted EBITDA	$49.4	$47.2	$22.1	$24.1	$12.8

	Specialty
($ in millions)	Compounds	Electronics	Corporate	Consolidated
Three months ended June 30, 2005

Income (loss) before taxes and minority interest	$5.9	$0.7	$28.6	$104.5
Interest expense, net	—	1.2	27.1	64.9
Depreciation and amortization	1.5	3.2	0.9	52.0
Restructuring and related charges	—	2.0	—	3.4
CCA litigation defense costs	—	—	0.1	1.1
Systems/organization establishment expenses	—	—	0.7	0.7
Cancelled acquisition and disposal costs	—	—	0.2	0.4
Inventory write-up reversal	—	—	—	0.3
Foreign exchange loss (gain), net	—	(0.1)	(66.9)	(66.8)
Other	—	—	(0.2)	—
Total Adjusted EBITDA	$7.4	$7.0	$(9.5)	$160.5

			Titanium
	Specialty	Performance	Dioxide	Advanced	Groupe
($ in millions)	Chemicals	Additives	Pigments	Ceramics	Novasep
Six months ended June 30, 2006

Income (loss) before taxes and minority interest	$55.2	$45.8	$11.8	$16.4	$1.4
Interest expense, net	22.4	7.6	14.2	15.5	7.1
Depreciation and amortization	23.1	20.3	18.3	16.4	16.1
Restructuring and related charges	0.5	0.8	—	—	—
CCA litigation defense costs	—	0.5	—	—	—
Systems/organization establishment expenses	0.1	0.4	—	0.3	—
Cancelled acquisition and disposal costs	0.9	—	—	—	—
Inventory write-up reversal	—	0.8	—	0.1	—
Losses (gains) related to asset sales	—	(0.1)	—	0.1	(0.3)
Loss on sale of business	—	—	—	—	12.1
Foreign exchange loss (gain), net	0.2	0.1	—	—	(0.7)
Other	(0.3)	(0.1)	(1.6)	0.4	—
Total Adjusted EBITDA	$102.1	$76.1	$42.7	$49.2	$35.7

	Specialty
($ in millions)	Compounds	Electronics	Corporate	Consolidated
Six months ended June 30, 2006

Income (loss) before taxes and minority interest	$11.7	$7.7	$(46.6)	$103.4
Interest expense, net	(0.1)	0.8	19.4	86.9
Depreciation and amortization	4.3	8.6	2.0	109.1
Restructuring and related charges	—	0.9	—	2.2
CCA litigation defense costs	—	—	—	0.5
Systems/organization establishment expenses	—	—	3.3	4.1
Cancelled acquisition and disposal costs	—	—	—	0.9
Inventory write-up reversal	—	—	—	0.9
Losses (gains) related to asset sales	—	—	(0.4)	(0.7)
Loss on sale of business	—	—	—	12.1
Foreign exchange loss (gain), net	—	0.3	(2.8)	(2.9)
Other	—	—	—	(1.6)
Total Adjusted EBITDA	$15.9	$18.3	$(25.1)	$314.9

			Titanium
	Specialty	Performance	Dioxide	Advanced	Groupe
($ in millions)	Chemicals	Additives	Pigments	Ceramics	Novasep
Six months ended June 30, 2005

Income (loss) before taxes and minority interest	$44.0	$47.1	$8.0	$12.5	$(6.2)
Interest expense, net	21.8	13.7	16.3	18.1	7.8
Depreciation and amortization	24.0	16.7	18.7	14.8	18.0
Restructuring and related charges	1.1	3.2	—	—	—
CCA litigation defense costs	—	1.3	—	—	—
Systems/organization establishment expenses	—	—	—	—	—
Cancelled acquisition and disposal costs	—	0.2	—	—	—
Inventory write-up reversal	—	—	—	—	3.1
Foreign exchange (gain) loss, net	1.5	(0.8)	—	0.1	0.3
Total Adjusted EBITDA	$92.4	$81.4	$43.0	$45.5	$23.0

	Specialty
($ in millions)	Compounds	Electronics	Corporate	Consolidated
Six months ended June 30, 2005

Income (loss) before taxes and minority interest	$11.9	$1.5	$48.1	$166.9
Interest expense, net	(0.1)	2.5	42.1	122.2
Depreciation and amortization	2.9	8.3	1.8	105.2
Restructuring and related charges	—	2.0	—	6.3
CCA litigation defense costs	—	—	0.2	1.5
Systems/organization establishment expenses	—	—	1.9	1.9
Cancelled acquisition and disposal costs	—	—	0.4	0.6
Inventory write-up reversal	—	—	—	3.1
Foreign exchange (gain) loss, net	—	(1.5)	(113.6)	(114.0)
Total Adjusted EBITDA	$14.7	$12.8	$(19.1)	$293.7

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Reconciliation of Net Income to Adjusted EBITDA

($ in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net income	$37.1	$88.6	$77.1	$126.9
Income tax provision	25.2	16.8	22.1	41.7
Minority interest	1.2	(0.9)	4.2	(1.7)
Income before taxes and minority interest	63.5	104.5	103.4	166.9
Interest expense, net	47.8	64.9	86.9	122.2
Depreciation and amortization	57.0	52.0	109.1	105.2
Restructuring and related charges	1.0	3.4	2.2	6.3
CCA litigation defense costs	0.2	1.1	0.5	1.5
Systems/organization establishment expenses	2.2	0.7	4.1	1.9
Cancelled acquisition and disposal costs	0.3	0.4	0.9	0.6
Inventory write-up reversal	0.1	0.3	0.9	3.1
Gains related to asset sales	(0.1)	—	(0.7)	—
Loss on sale of business	—	—	12.1	—
Foreign exchange gain, net	(5.5)	(66.8)	(2.9)	(114.0)
Other	(0.3)	—	(1.6)	—
Total Adjusted EBITDA	$166.2	$160.5	$314.9	$293.7